Third Quarter 2003 Outback Steakhouse Earnings Conference Call

October 23, 2003

8:00 AM ET

Excerpt of comments made by Robert S. Merritt, Chief Financial Officer, Outback Steakhouse, Inc.:

Cash at the end of the quarter, $73 million. Net working capital was actually negative $13 million; I don't think we've been negative in a long time so that reflects that run down in cash. Funded debt was about $75 million, current $43 million, long-term $32 million. Again, half of that increase was the result of bringing Japan on, the other half was the short-term borrowings that we did to finance the franchise buyout and, frankly, we've got a bunch of money invested in short-term investments that are actually yielding more than what the short-term borrowing rate was. So we decided to go ahead and borrow despite the cash in short-term investments that we have.

Share repurchase.  We repurchased 954,000 shares in the quarter. That brings the total share repurchase to 2,645,000 shares. We still have about 2.5 million shares outstanding on the authorization.